Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Long-Term Incentive Plan of Atmos Energy Corporation of our reports dated November 6, 2015, with respect to the consolidated financial statements and schedule of Atmos Energy Corporation and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 25, 2016